Exhibit 4.6(c)
SECOND AMENDMENT TO CREDIT AGREEMENT - TECHNICAL
THIS SECOND AMENDMENT TO CREDIT AGREEMENT - TECHNICAL (this "Second Amendment"), is entered into as of January 30, 2019 among UNITED STATES CELLULAR CORPORATION, a Delaware corporation (the "Borrower"), the other Loan Parties party hereto, and COBANK, ACB, as Administrative Agent.
R E C I T A L S:
A.    The Borrower, the Administrative Agent and the Lenders have entered into that certain Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended by that certain First Amendment Agreement, dated as of May 10, 2018, and as further amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”).
B.    The Administrative Agent and the Borrower have jointly identified a mistake in Section 7.02(c) of the Credit Agreement. Pursuant to the terms of the last paragraph of Section 10.01 of the Agreement, the Borrower and the Administrative Agent now desire to modify the Agreement to cure such mistake, subject to the performance and observance in full of each of the covenants, terms and conditions and in reliance upon all of the representations and warranties of the Loan Parties, set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants, terms and conditions, and in reliance upon the representations and warranties, in each case contained herein, the parties hereto agree hereby as follows:
ARTICLE I
Section 1.01    AMENDMENT TO SECTION 7.02. Section 7.02(c) of the Credit Agreement is amended and restated to read in its entirety as follows:
(c)    in addition to Investments permitted by subsections (a) and (b) preceding, Investments of the Borrower or any Subsidiary in any Subsidiary (except Investments pursuant to this subsection (c) in a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a Guaranty Release Period) so long as in each case such Investments are (i) made in the ordinary course of business to fund operating expenses of such Subsidiary (including, without limitation, purchases of inventory in the ordinary course of business and capital expenditures incurred in the ordinary course of business consistent with past practices but only to the extent they are Ordinary Capital Expenditures) and (ii) consistent with past practices of the Borrower and its Subsidiaries; provided that, for the avoidance of doubt, the foregoing shall permit intercompany obligations, including intercompany loans, incurred in the ordinary course of business by and among the Borrower or any wholly-owned Subsidiary of the Borrower, on the one hand, and any other wholly-owned Subsidiary of the Borrower, on the other hand, in each case only to the extent arising from time to time in connection with any Receivables Securitization otherwise permitted under this Agreement.
ARTICLE II
Section 2.01    REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, each Loan Party represents and warrants that, as of the date hereof:
(a)    the representations and warranties of the Loan Parties contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished in connection herewith or therewith, shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the Second Amendment Effective Date (as defined below), after giving effect to the amendments contemplated in this Second Amendment as if such representations and warranties were being made on and as of the Second Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(b)    no event has occurred and is continuing which constitutes a Default;
(c)    (i) each Loan Party has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Second Amendment, (ii) this Second Amendment has been duly executed and delivered by each Loan Party, and (iii) this Second Amendment and the Credit Agreement, as amended hereby, constitute a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with their respective terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other applicable laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;
(d)    the execution, delivery and performance of this Second Amendment and the Credit Agreement, as amended hereby, and the consummation of any transactions contemplated herein or therein, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene any material term of any of such Person's Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation, including, but not limited to, any bonds, debentures, notes, loan agreements or other similar instruments, to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable law to which such Person is subject, except in each case referred to in subsections (ii) and (iii) above to the extent that any such conflict, breach, contravention, creation, requirement or violation could reasonably be expected to have a Material Adverse Effect;
(e)    no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, any Loan Party of this Second Amendment other than those already obtained or performed; and
(f)    the Organization Documents of the Loan Parties and the resolutions of such Loan Parties attached to the officer's certificate most recently delivered to the Administrative Agent have not been modified or rescinded and remain in full force and effect.
ARTICLE III
Section 3.01    CONDITIONS PRECEDENT TO EFFECTIVENESS. The parties hereto agree that this Second Amendment shall not be effective until the satisfaction of each of the following conditions precedent:
(a)    the Administrative Agent shall have received a copy of this Second Amendment duly completed, executed and delivered by the Borrower and the other Loan Parties;
(b)    the Administrative Agent shall receive evidence of concurrent consummation of a related amendment among (i) Telephone and Data Systems, Inc. and Wells Fargo Bank, National Association, as administrative agent, and (ii) the Borrower and Toronto Dominions (Texas) LLC, as administrative agent, which shall be in form and substance reasonably acceptable to the Administrative Agent;
(c)    the Administrative Agent shall have received payment of all reasonable and invoiced out‑of‑pocket fees and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and invoiced fees, charges and disbursements of a single counsel for the Administrative Agent in reasonable detail, and one local counsel in each relevant jurisdiction), in connection with the preparation, negotiation, execution, delivery and administration of this Second Amendment; and

(d)    each of the representations and warranties made in this Second Amendment shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the Second Amendment Effective Date (as defined below), both before and after giving effect to the amendments contemplated by this Second Amendment as if such representations and warranties were being made on and as of the Second Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement.
ARTICLE IV
Section 4.01    MISCELLANEOUS.
(a)    RATIFICATION OF LOAN DOCUMENTS. Except for the specific amendment expressly set forth in this Second Amendment, the terms, provisions, conditions and covenants of the Credit Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and confirmed, and the execution, delivery and performance of this Second Amendment shall not in any manner operate as a waiver of, consent to or amendment of any other term, provision, condition or covenant of the Credit Agreement or any other Loan Document.
(b)    SECOND AMENDMENT EFFECTIVE DATE. This Second Amendment shall become effective when the Administrative Agent has received counterparts of this Second Amendment executed by the Borrower, the other Loan Parties, and the Administrative Agent and each of the conditions precedent set forth in Section 3.01 in this Second Amendment has been satisfied (the "Second Amendment Effective Date").
(c)    REFERENCES TO THE CREDIT AGREEMENT. Upon the effectiveness of this Second Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder" or in any other Loan Document to the "Credit Agreement" or "thereunder", or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended hereby.
(d)    EXECUTION IN COUNTERPARTS. This Second Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Second Amendment by facsimile or other electronic imaging means (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Second Amendment.
(e)    GOVERNING LAW; BINDING EFFECT. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Second Amendment shall be binding upon the parties hereto and their respective successors and assigns.
(f)    HEADINGS. Section headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.
(g)    TIME OF THE ESSENCE. Time is of the essence of this Second Amendment and the Loan Documents.
(h)    LOAN DOCUMENT. This Second Amendment is a Loan Document and subject to the terms of the Credit Agreement.
(i)    ENTIRE AGREEMENT. THIS SECOND AMENDMENT, TOGETHER WITH THE CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their proper and duly authorized officers effective as of the Second Amendment Effective Date.

UNITED STATES CELLULAR CORPORATION

By:	/s/ Steven T. Campbell
Steven T. Campbell
Executive Vice President - Finance, Chief Financial Officers and Treasurer

By:	/s/ Peter L. Sereda
Peter L. Sereda
Authorized Representative, and Senior Vice President - Finance of Telephone and Data Systems, Inc., Parent Company of United States Cellular Corporation

USCC FINANCIAL L.L.C
USCC SERVICES, LLC
USCC PURCHASE, LLC
HARDY CELLULAR TELEPHONE COMPANY
USCC FIRST RESPONDER, INC.
IOWA RSA #3, INC.
IOWA RSA #12, INC.
MCDANIEL CELLULAR TELEPHONE COMPANY
USCC WIRELESS INVESTMENT, INC.
USCOC OF OREGON RSA #5, INC.
USCOC OF WASHINGTON-4, INC.
UNITED STATES CELLULAR INVESTMENT COMPANY, LLC

By:	/s/ Steven T. Campbell
Steven T. Campbell
Vice President and Treasurer

VERMONT RSA NO. 2-B2, INC.

By:	/s/ Steven T. Campbell
Steven T. Campbell
President and Treasurer

CELLVEST, INC.

By:	/s/ Peter L. Sereda
Peter L. Sereda
Treasurer

USCOC OF JACK/WIL, INC.

By:	/s/ Steven T. Campbell
Steven T. Campbell
Vice President and Treasurer

COBANK, ACB as Administrative Agent

By:	/s/ Andy Smith
Name:	Andy Smith
Title	Managing Director